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                                                                    EXHIBIT 10.3

                              CONSULTING AGREEMENT
                                 BY AND BETWEEN
                            GLOBAL ENERGY GROUP, INC.
                                       AND
                                  RICHARD WILES

         THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of __________________, 2002 (the "Effective Date"), by and between GLOBAL ENERGY GROUP, INC., a Delaware corporation ("Global"), and Richard Wiles ("Consultant").

         WHEREAS, Consultant has, until the Effective Date, been employed by Global; and

         WHEREAS, Consultant has significant background and experience in the business of Global, including by way of his prior employment with Global; and

         WHEREAS, Global would like to continue to avail itself of the services of Consultant, all in accordance with the terms and conditions of this Agreement; and

         WHEREAS, Global is principally in the business of developing and commercializing energy efficiency technology (such activities, present and future, being hereinafter referred to as the "Business"); and

         WHEREAS, Global has developed and expects to continue to develop inventions, trade secrets, methods of doing business, business plans, and other items worthy of protection;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, and other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged by the parties, Global and Consultant agree as follows:

                                    ARTICLE I

                            ENGAGEMENT AS CONSULTANT

         1.1 CONSULTANT. Global hereby engages Consultant, and Consultant hereby accepts such engagement, as a consultant to Global, all upon the terms and conditions set forth herein. Consultant is retained by Global only for the purposes of and to the extent set forth in this Agreement. His relationship with Global during the term of this Agreement shall be that of an independent contractor and not that of an employee.

         1.2 SERVICES. During the Term (as hereinafter defined), Consultant agrees to perform diligently and in good faith the services described below (the "Services"):



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             (a) Consultant shall provide general advice, guidance and counsel to, and consult with, senior management of Global with respect to all aspects of the Business; and

             (b) Consultant shall explain to senior management of Global, in such detail as may be reasonably requested by Global, the current condition, history and prospects of Global and its predecessors, including with respect to operating, financial and organizational matters; operational, manufacturing, marketing, planning and other activities; financial condition, results of operations, and other financial and accounting matters; inventions, patents, patent applications, and other intellectual property rights and interests; relationships with stockholders, subsidiaries, affiliates, employees, suppliers, customers, advisers, consultants and others; transactions; and other matters as may be reasonably requested by Global; and

             (c) Consultant shall deliver to Global, in good condition, all Confidential Information (defined below) and all files, documents and other books and records, in whatever form or media, relating to the Business or to Global or its history, prospects, financial condition or results of operations; and

             (d) Consultant shall assist in the transition of Consultant's former corporate responsibilities to Consultant's successors within Global; and

             (e) Consultant shall maintain a regular, ongoing and routine physical presence at the principal executive offices of Global for at least ____ (___) days after the Effective Date, and thereafter shall be available upon reasonable notice for the provision and performance of Services at all times and places reasonably requested by Global.

         1.3 LIMITATION ON AUTHORITY. In performing his duties, Consultant shall have no authority to enter into contracts on behalf of Global, to establish the terms and conditions by which a third party is to provide services to Global, or otherwise to bind Global, except as may be expressly authorized in writing by the Board of Directors or Chief Executive Officer of Global.

         1.4 REPRESENTATIONS.

             (a) Consultant represents and warrants to Global that Consultant has full power and authority to enter into and perform this Agreement and that Consultant's execution and performance of this Agreement shall not constitute a default or breach by Consultant under, or of any of the terms of, any other agreement to which Consultant is a party or by which Consultant is bound. Consultant represents that no consent or approval of any third party is required for Consultant's execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for such execution, delivery and performance of this Agreement have been obtained. Consultant further represents that Consultant's engagement hereunder will not involve the use of information or materials that belong to a former employer or another person or entity and for which Consultant has a duty of confidentiality.

             (b) Global represents and warrants to Consultant that Global has full power and authority to enter into and perform this Agreement and that Global's execution and performance of this Agreement shall not constitute a default or breach by Global under, or of any of the terms of,



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any other agreement to which Global is a party or by which Global is bound.
Global represents that no consent or approval of any third party is required for Global's execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for such execution, delivery and performance of this Agreement have been obtained.

                                   ARTICLE II

                                      TERM

         The term of Consultant's engagement hereunder shall commence as of the date hereof shall continue for a period of one year, unless earlier terminated pursuant to the provisions of this Agreement.

                                   ARTICLE III

                     MONTHLY COMPENSATION AND REIMBURSEMENT

         3.1 COMPENSATION. As compensation for the services to be rendered by Consultant, Global shall pay Consultant, during the Term of this Agreement, a consulting fee of $5,000 per calendar month, prorated for partial months, to be paid on the Commencement Date and on the first business day of each calendar month thereafter occurring during the term of Consultant's engagement hereunder.

         3.2 REIMBURSEMENT FOR EXPENSES. Global shall reimburse Consultant, in accordance with Global's then customary practices for expense reimbursement to independent consultants, for all reasonable expenses incurred by Consultant in the performance of Services requested of Consultant under this Agreement; provided, however, that Global shall not reimburse Consultant for or with respect to more than $500 in expenses incurred during any one calendar month unless, prior to Consultant's incurring such expenses, Global expressly approved such expenses in writing.

         3.3 NO OTHER BENEFITS. Consultant shall not be considered, whether by reason of the provisions of this Agreement or otherwise, as being entitled to any compensation or benefit from Global whatsoever, other than as provided in this Agreement or as otherwise specifically agreed in writing by Global and Consultant.

                                   ARTICLE IV

                                  TRADE SECRETS

         4.1 CONFIDENTIALITY. Consultant will hold Confidential Information in confidence and trust and limit disclosure of Confidential Information strictly to persons who have a need to know such Confidential Information in connection with the Business and who have agreed in writing with Global to maintain the confidentiality of such Confidential Information. Consultant will not disclose, use, or permit the use or disclosure of Confidential Information, except in


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satisfying Consultant's obligations under this Agreement. Consultant will use reasonable care to protect Confidential Information from inappropriate disclosure, whether inadvertent or intentional. Notwithstanding the foregoing, Consultant may disclose Confidential Information if such disclosure is required by a court order or an order of a similar judicial or administrative body; provided, however, that Consultant notifies Global of such requirement immediately and in writing, and cooperates reasonably with Global in obtaining a protective or similar order with respect thereto.

         4.2 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, the phrase "Confidential Information" means information or materials that, in Global's view, provide advantage to Global over others not having such information or materials and includes (i) customer information, supplier information, sales channel and distributor information, material terms of any contracts, marketing philosophies, strategies, techniques and objectives (including service roll-out dates and volume estimates), legal and regulatory positions and strategies, advertising and promotional copy, competitive advantages and disadvantages, non-published financial data, network configurations, product or service plans, designs, costs, prices and names, inventions, discoveries, improvements, technological developments, know-how, software code, business opportunities (including planned or proposed financings, mergers, acquisitions, ventures and partnerships) and methodologies and processes (including the look and feel of computer screens and reports) relating to the Business; (ii) information designated in writing or conspicuously marked as "confidential" or "proprietary" or likewise designated or marked with words of similar import; (iii) information for which Global has an obligation of confidentiality so long as such obligation is known to Consultant; and (iv) information of a nature that a reasonable person would conclude that it is confidential or proprietary.

         4.3 NOTIFICATION OF THIRD PARTY DISCLOSURE REQUESTS. If Consultant receives any written or oral third party request, order, instruction or solicitation for the disclosure of Confidential Information not in conformance with this Agreement or if Consultant becomes aware of any attempt by a third party to improperly gain Confidential Information, Consultant shall immediately notify the Board of Directors or Global's Chief Executive Officer or of such request, order, instruction or solicitation or of such attempt and fully disclose the details surrounding such request, order, instruction or solicitation or such attempt.

         4.4 NON-REMOVAL OF RECORDS. All documents, files, records, data, papers, materials, notes, books, correspondence, drawings and other written, graphic or electronic records of the Business and all computer software of Global which Consultant shall prepare or use, or come into contact with, shall be and remain the exclusive property of Global, in its discretion, and shall not be physically, electronically, telephonically or otherwise removed from Global's premises without Global's prior written consent.

         4.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION. Confidential Information gained, received or developed by Consultant or in which Consultant participated in developing will remain the exclusive property of Global, in its sole discretion. Consultant will promptly return to Global or destroy or erase all records, books, documents or any other materials whatsoever (including all copies thereof) containing such Confidential Information in Consultant's possession or control upon the earlier of (i) the receipt of a written request from Global for return



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or destruction of Confidential Information or (ii) the termination of
Consultant's engagement hereunder.

         4.6 TRADE SECRETS OF OTHERS. In the course of Consultant's engagement hereunder, Consultant will not use any information or materials that belong to any former employer or any other person or entity and for which Consultant has a duty of confidentiality or use or allow the use of any illegally obtained confidential or secret information or materials.

                                    ARTICLE V

                                   TERMINATION

         5.1 TERMINATION BY GLOBAL. Global may terminate Consultant's engagement hereunder for "good cause" anytime by delivery of written notice of termination. A termination for good cause under this SECTION 5.1 shall be effective upon the date set forth in a written notice of termination delivered to Consultant. Good cause will be limited to the following circumstances:

                (a) Consultant has committed any fraud, dishonesty, misappropriation or similar act against Global or an Affiliate of Global; or

                (b) Consultant is in default in a material respect in the performance of Consultant's obligations, services or duties hereunder, including Consultant's willfully disregarding the written or oral instructions of the Board of Directors or Global's Chief Executive Officer concerning the conduct of Consultant's duties hereunder, Consultant's conduct which is materially inconsistent with the published policies of Global, as promulgated from time to time and which are generally applicable to Global's employees or senior executives, or Consultant's breach of any other material provision of this Agreement; or

                (c) Consultant is grossly negligent or engages in willful misconduct in the performance of Consultant's duties hereunder; or

                (d) Consultant has been adjudicated guilty by, or enters a plea of guilty or no contest before, a court of competent jurisdiction of illegal activities or found by a court of competent jurisdiction to have engaged in other wrongful conduct and such illegal activities or wrongful conduct, individually or in the aggregate, has (or could be reasonably expected to have) a material adverse effect on Global, its prospects, earnings or financial condition.

         5.2 TERMINATION BY CONSULTANT. Consultant may terminate his engagement hereunder if at any time Global is in material breach of this Agreement and such breach has remained uncured for a period of thirty (30) days after written notice to Global of such breach.

         5.3 TERMINATION UPON MUTUAL AGREEMENT. Consultant and Global may terminate Consultant's engagement hereunder at any time upon mutual written agreement.



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         5.4 EFFECT OF TERMINATION. If Consultant's engagement hereunder is terminated for any reason, Consultant shall be entitled only to payment of such amounts, if any, as are due and payable hereunder to Consultant as of the date of termination, and Consultant shall not be entitled to any further payment whatsoever under this Agreement; and, except as provided in ARTICLES VII AND IX, this Agreement shall thereupon be of no further force or effect.

                                   ARTICLE VI

                      NON-COMPETITION AND NON-INTERFERENCE

         6.1 NONCOMPETITION. Consultant agrees that during the course of Consultant's engagement with Global and for a period of twelve (12) months after termination of such engagement, Consultant will not, directly or indirectly, as an employee, agent, independent contractor, consultant, partner, joint venturer or otherwise, within any state in the United States within which Consultant has been involved with the provision of services (or offers or plans to provide services) to customers or prospective customers of Global within the twelve (12) months preceding the date of the termination of Consultant's engagement with Global, enter into, engage in, be employed by or consult with (or solicit to enter into, engage in, be employed by or consult with) any business which competes with Global by providing services of the same nature or type as those provided by Global within the twelve (12) month period preceding the termination of Consultant's engagement with Global, including (a) participating as an officer, director, stockholder, member, employee, agent, independent contractor, consultant, representative or partner of, or having any direct or indirect financial interest (including the interest of a creditor) in, any such competitor or (b) assisting any other individual or business entity, of whatever type or description, in providing any such competing services. The provisions of this Section shall not apply to the ownership by Consultant of less than five percent (5%) of any publicly traded corporation or other business entity solely as an investor and under circumstances in which Consultant neither provides services nor assists anyone else to provide any services to or on behalf of any such entity. Consultant further agrees that upon a violation of this Section of this Agreement, the period during which Consultant's covenants in this Section apply will be extended by the number of days equal to the period of such violation.

         6.2 NON-SOLICITATION/NON-ACCEPTANCE. Consultant agrees, during the course of Consultant's engagement with Global and for a period of twelve (12) months after termination of that engagement, whether voluntarily or involuntarily, with or without cause, that Consultant will refrain from and will not, directly or indirectly, as employee, agent, independent contractor, consultant, partner, joint venturer or otherwise (a) solicit or counsel any third person, partnership, joint venture, company, corporation, association, or other organization that is or was a current or prospective customer of Global within the twelve (12) months preceding the termination of Consultant's engagement with Global and with which Consultant had a substantial relationship within such preceding twelve (12) month period, regardless of such person's or entity's location, to terminate any existing or prospective business relationship with Global or commence a similar business relationship with any other individual or business entity; (b) accept, with or without solicitation, any business from any third person, partnership, joint venture,



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company, corporation, association or other organization that is or was a current or prospective customer of Global with which Consultant had a substantial relationship within the preceding twelve (12) month period, regardless of such person's or entity's location; or (c) solicit any of the employees, agents, independent contractors or consultants of Global, regardless of such person's or entity's location, to terminate any business relationship with Global.
Consultant further agrees that upon a violation of this Section of this Agreement, the period during which Consultant's covenants in this Section apply will be extended by the number of days equal to the period of such violation.

         6.3 SEVERABILITY. Every provision of this Article is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Article will not be affected. Moreover, any provision of this Article which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy. An illegally long period of time or illegally large geographic area, for example, should be reduced to a shorter period of time or smaller geographic area.

         6.4 ACKNOWLEDGEMENTS. Consultant acknowledges that Consultant has incurred the obligations set forth in this Article solely in consideration of Global's execution of this Agreement and those obligations (as well as this provision) will survive and continue notwithstanding the termination, rescission or expiration of this Agreement or any provision of this Agreement. Consultant further acknowledges that the foregoing restrictive covenants are reasonable and necessary in light of the circumstances, including the Confidential Information to which Consultant has been exposed, the business relationships with Global's customers and others Consultant has developed and the specialized training Consultant has received during Consultant's engagement by Global.

         6.5 COUNTERCLAIMS. The existence of any claim or cause of action Consultant may have against Global will not at any time constitute a defense to the enforcement by Global of the restrictions or rights provided by this Article.


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                                   ARTICLE VII

                                    REMEDIES

         7.1 EQUITABLE REMEDIES. Consultant and Global agree that the services to be rendered by Consultant pursuant to this Agreement, and the rights and interests granted and the obligations to be performed by Consultant to Global pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Consultant of any of the terms of this Agreement will cause Global great and irreparable injury and damage. Consultant hereby expressly agrees that Global shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of ARTICLES IV OR VI of this Agreement, both pendente lite and permanently, against Consultant, as such breach would cause irreparable injury to Global and a remedy at law would be inadequate and insufficient. Therefore, Global may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction in the matter restraining any further violation.

         7.2 RIGHTS AND REMEDIES PRESERVED. Nothing in this Agreement except
SECTION 8.11 shall limit any right or remedy Global or Consultant may have under this Agreement or pursuant to law for any breach of this Agreement by the other party. The rights granted to the parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 NO WAIVERS. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

         8.2 NOTICES. Any notice to be given to Global and Consultant under the terms of this Agreement may be delivered in person, by courier or Federal Express, United Parcel Service, Airborne Express U.S express mail or other similar nationally recognized overnight delivery service that that obtains a confirmation of delivery, or by registered or certified mail, postage prepaid, return receipt requested, and shall be addressed as follows:

         IF TO GLOBAL:                 2346 Success Dr.
                                       Odessa, FL  33556
                                       Attention: General Counsel

         IF TO CONSULTANT:
                                       -----------------------------------

                                       -----------------------------------

                                       -----------------------------------


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Either party may hereafter notify the other in writing of any change in address.
Any notice shall be deemed duly given (i) when personally delivered, (ii) when delivered by courier or overnight delivery service or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, return receipt requested as provided herein.

         8.3 SEVERABILITY. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

         8.4 SUCCESSORS AND ASSIGNS. The rights and obligations of Global under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Global, including the survivor upon any merger, consolidation, share exchange or combination of Global with any other entity. Consultant shall not have the right to assign, delegate, or otherwise transfer to any person or entity any duty or obligation to be performed by Consultant hereunder.

         8.5 ENTIRE AGREEMENT. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification (except as otherwise provided herein with respect to the modification of provisions that are unreasonable, arbitrary or against public policy), termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding that involves the interpretation of any provisions of this Agreement.

         8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

         8.7 CONSTRUCTION. This Agreement was negotiated at arms'-length and will not be construed more strongly against any party regardless of which party was responsible for its preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words "Agreement," "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole, including Exhibits, and not to any particular provision of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation." The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

         8.8 FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.


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         8.9 AFFILIATE. The term "Affiliate" with respect to a party to this
Agreement means (i) any person or entity directly or indirectly controlling the party; (ii) any person or entity controlled by or under common control with the party; (iii) any person or entity owning or controlling 10% or more of the outstanding voting securities or interests of the party; (iv) any officer, director, partner or employee of a person or entity described in (i), (ii) or
(iii) above; and (v) any entity for which a person or entity described in (i),
(ii) or (iii) above is an officer, director, partner, or employee.

         8.10 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

         8.11 CONFIDENTIAL ARBITRATION. The parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement, Consultant's engagement or termination of Consultant's engagement shall be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration shall be held in Tampa, Florida, and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator may, in the arbitrator's discretion, award attorney's fees and costs to such party as the arbitrator sees fit in rendering a decision. Notwithstanding the foregoing, if any dispute arises hereunder as to which Global desires to exercise any rights or remedies under ARTICLE VII hereof, Global may, in its discretion, in lieu of submitting the matter to arbitration, bring an action thereon in any court of competent jurisdiction in Tampa, Florida, which court may grant any and all relief available in equity or at law. In any such action, the prevailing party shall be entitled to reasonable attorneys' fees and costs as may be awarded by the court.

         8.12 PIRATED SOFTWARE. During the course of Consultant's engagement by Global, Consultant will not utilize or allow the utilization of computer software owned by another without permission of the owner.

                                   ARTICLE IX

                                    SURVIVAL

         The provisions of ARTICLES IV, VI AND VII of this Agreement and this ARTICLE shall survive the termination, rescission or expiration of this Agreement and continue without limitation.

                                    ARTICLE X

                              INTELLECTUAL PROPERTY

         All Confidential Information, computer software, video and sound recordings, scripts, creations, inventions, improvements, designs and discoveries conceived, created, invented, authored, developed, produced or discovered by Consultant while engaged by Global, or during Consultant's prior employment with Global, whether alone or with others, whether during or after regular work hours, are and will remain Global's property exclusively. Consultant hereby



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assigns to Global all copyrights, trademarks patents, related applications and registrations, and other rights of authorship, invention or ownership Consultant may have with respect to such items. Moreover, at any time, without additional consideration, Consultant will execute and deliver any documents or instruments that Global may request in order to effectively convey and transfer good title and right to, and put Global in possession of, such items.

         IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first above written.

                                       GLOBAL ENERGY GROUP, INC.,
                                       a Delaware corporation


                                       By:
                                           -------------------------------------
                                       Print Name:
                                                   -----------------------------
                                       Title:
                                              ----------------------------------



                                       CONSULTANT


                                       -----------------------------------------
                                       Address:
                                                --------------------------------

                                                --------------------------------








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